CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 23, 2008, relating to the financial statements and financial highlights which appears in the March 31, 2008 Annual Report to Shareholders of Columbia World Equity Fund, Columbia Intermediate Bond Fund, Columbia Income Fund, and Columbia US Treasury Index Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 25, 2008